Exhibit 16.1

November 13, 2007

U.S. Securities and Exchange Commission
100 F Street NE
Washington D.C. 20549

Dear Sir/Madam:

We have read the statements set forth by Sound Worldwide Holdings, Inc. (formerly, Freedom 3, Inc.) (the “Company”) in the Current Report on Form 8-K regarding the dismissal of Conner & Associates, PC on October 25, 2007, as the Company’s independent auditors, which statements are being filed with the U.S. Securities and Exchange Commission in the Company’s  Current Report on Form 8-K, and we are in agreement with the statements contained therein.

Very truly yours,

/s/ CONNER & ASSOCIATES, PC